UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 14, 2005

The St. Joe Company
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	1-10466	59-0432511
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

245 Riverside Avenue, Suite 500, Jacksonville, Florida		32202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	904-301-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01. Entry into a Material Definitive Agreement.

The appointment of Anthony M. Corriggio as Chief Financial Officer of The St. Joe Company (the "Company") became effective on March 14, 2005. The information set forth under Item 5.02(c) of this report is incorporated in this Item 1.01 by reference.

Under the terms of Mr. Corriggio's employment with the Company, Mr. Corriggio will receive an annual base salary of $300,000, and he will be eligible to receive an incentive bonus in 2006 in a target amount of 65% of his base salary, which bonus could vary above or below the target amount based on Company results, individual performance and the discretion of the Board of Directors. Additionally, Mr. Corriggio received a grant of 40,000 stock options with an exercise price of $72.09, which is equal to the closing price of the Company's common stock on his date of hire. The stock options will vest in three equal annual installments commencing on March 14, 2008. Mr. Corriggio also received a grant of 6,000 shares of restricted common stock. The shares of restricted stock will vest in four equal annual installments commencing on March 14, 2007.

The Company and Mr. Corriggio also have entered into a severance agreement, a copy of which is filed with this report as Exhibit 10.1 and is incorporated by reference herein. The severance agreement provides for payments to Mr. Corriggio if he resigns for good reason or is terminated by the Company for any reason other than cause, death or disability. If such termination occurs within the first twenty-four months after a change of control, then severance benefits payable to Mr. Corriggio include a lump sum equal to two times his annual base salary plus two times his annual target bonus. If such termination does not occur within the first twenty-four months after a change of control, then severance benefits payable under this agreement include a lump sum payment equal to one times his annual base salary plus one times his annual target bonus.

For purposes of the severance agreement, a change of control is defined as the occurrence of any of the following events: (i) consummation of a merger or other transaction as a result of which the Company's shareholders own 50% or less of the combined voting power of the surviving entity's securities; (ii) the sale, transfer, exchange or other disposition of all or substantially all of the Company’s assets; (iii) the liquidation or dissolution of the Company; or (iv) any transaction resulting in any person or group acquiring beneficial ownership of 25% or more of the total voting power of the Company’s then outstanding voting securities (subject to certain limitations).

Additional severance benefits provided under the severance agreement include continued participation in the Company's group medical and dental insurance plans for one year following termination and senior executive level outplacement services at the Company's expense. The severance agreement with Mr. Corriggio also contains a two-year non-solicitation provision regarding Company employees.

In addition to participation in the Company's standard employee benefits programs (including medical, dental, life insurance, pension plan, 401(k) plan, employee stock purchase plan and long and short-term disability insurance), Mr. Corriggio will be eligible to receive certain additional perquisites available to executive officers of the Company. These benefits include the opportunity to participate in the Company's Enhanced Supplemental Executive Retirement Plan (with a Company contribution of 10% of eligible compensation) and the Company's Deferred Capital Accumulation Plan, an annual allowance of $5,000 for an annual physical exam and an annual allowance of $10,000 for qualified tax preparation, estate planning and investment portfolio management expenses. Mr. Corriggio will also receive reimbursement from the Company for certain of his relocation expenses and a cash resettlement allowance of $15,000.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) The appointment of Anthony M. Corriggio as Chief Financial Officer of the Company became effective on March 14, 2005. Mr. Corriggio will serve as the Company's principal financial officer. Mr. Corriggio assumes the position of Chief Financial Officer from Kevin M. Twomey, who will continue to serve the Company in his role as President and Chief Operating Officer.

Prior to joining the Company, Mr. Corriggio, 36, served as a Vice President with Morgan Stanley Real Estate in New York. Mr. Corriggio began his career at Morgan Stanley in 1999 and served in a number of capacities in its real estate group, including roles as an officer in the real estate investing and real estate investment banking businesses. At Morgan Stanley, Mr. Corriggio served on the investment banking team for the Company where he executed several offerings for the Company on behalf of The Alfred I. duPont Testamentary Trust and advised on other strategic initiatives.

Item 9.01. Financial Statements and Exhibits.

10.1 Severance Agreement between Anthony M. Corriggio and the Company, dated March 14, 2005

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The St. Joe Company

March 18, 2005	By:	/s/ Christine M. Marx

Name: Christine M. Marx
Title: Corporate Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Severance Agreement between Anthony M. Corriggio and the Company, dated March 14, 2005